Exhibit 99.1

NEWS BULLETIN	AAON, Inc. 2425 South Yukon Ave. • Tulsa, OK 74107-2728 • Ph: (918) 583-2266 • Fax: (918) 583-6094 • •http://www.aaon.com•

FOR IMMEDIATE RELEASE May 22, 2013	For Further Information: Jerry R. Levine • Ph: (914) 244-0292 • Fax: (914) 244-0295 jrladvisor@yahoo.com

AAON ANNOUNCES 3-FOR-2 STOCK SPLIT
AND BOOSTS DIVIDEND PAYOUT

Tulsa, OK, May 22, 2013 – AAON, Inc. (NASDAQ-AAON), today announced that the Board of Directors of the Company has declared a three-for-two stock split of the Company’s common stock to be paid in the form of a stock dividend on July 2, 2013.

Stockholders of record at the close of business on June 13, 2013 will receive one additional share for every two shares they hold as of that date.  Cash will be paid in lieu of fractional shares.  Based on the shares outstanding as of April 25, 2013, the number of shares outstanding will increase from approximately 24.5 million to approximately 36.7 million.

In addition, the amount of the Company’s semi-annual cash dividend has been increased by 25% to $0.10 per share or $0.20 annually, post split.  The next dividend also will be paid to shareholders of record on June 13, 2013, with a payment date of July 2, 2013.

Norman H. Asbjornson, President and CEO, stated:  “Our continued strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company’s decision to declare a 50 percent stock dividend, which we believe will increase our liquidity in the market.”  He also said, “The increase in our dividend payout enables our stockholders to share in the benefits of the Company’s growth.”

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933.  Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.